Exhibit 99.1

News Release

Boeing Commercial Airplanes P.O. Box 3707 MC 21-70 Seattle, WA 98124-2207 www.boeing.com

Boeing Postpones 787 First Flight

EVERETT, Wash., June 23, 2009 – Boeing [NYSE: BA] today announced that first flight of the 787 Dreamliner will be postponed due to a need to reinforce an area within the side-of-body section of the aircraft.

The need was identified during the recent regularly scheduled tests on the full-scale static test airplane. Preliminary analysis indicated that flight test could proceed this month as planned. However, after further testing and consideration of possible modified flight test plans, the decision was made late last week that first flight should instead be postponed until productive flight testing could occur.

First flight and first delivery will be rescheduled following the final determination of the required modification and testing plan. It will be several weeks before the new schedule is available. The 787 team will continue with other aspects of testing on Airplane #1, including final gauntlet testing and low-speed taxiing. Work will also continue on the other five flight test aircraft and the subsequent aircraft in the production system.

Scott Carson, president and CEO of Boeing Commercial Airplanes said a team of experts has already identified several potential solutions.

“Consideration was given to a temporary solution that would allow us to fly as scheduled, but we ultimately concluded that the right thing was to develop, design, test and incorporate a permanent modification to the localized area requiring reinforcement. Structural modifications like these are not uncommon in the development of new airplanes, and this is not an issue related to our choice of materials or the assembly and installation work of our team,” Carson said.

Boeing’s financial guidance will be updated to reflect any impact of these changes when the company issues its second quarter 2009 earnings report in July.

Boeing will hold a conference call with Carson, Pat Shanahan, vice president and general manager of Airplane Programs, and Scott Fancher, vice president and general manager of the 787 program, to discuss the 787 program today at 10:00 a.m. EDT, 7:00 a.m., PDT. A webcast of that call will be accessible at www.boeing.com.

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Contact:	Yvonne Leach, Communications, 206-854-5027 Lori Gunter, Communications, 206-931-5919 Rob Young, Investor Relations, 312-544-2140